Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Second quarter worldwide net sales totaled $210 million

Gross margin expanded 490 basis points to 62.4%

Second quarter operating income of $3 million and operating margin of 2%; constant currency adjusted operating income of $9 million and constant currency adjusted operating margin of 4%

Raises full year 2026 financial outlook

Richardson, TX, August 12, 2026 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal second quarter ended July 4, 2026.

“We delivered another quarter ahead of our expectations, driven by broad-based strength across our core brands, channels and many of our key geographies,” said Franco Fogliato, CEO. “Top line performance, gross margin expansion and disciplined cost management fueled a doubling of constant currency adjusted operating income compared to the second quarter of last year, demonstrating continuing progress under our turnaround plan and the underlying strength of our operating model.”

“Strong business performance in the first half of 2026 and ongoing business momentum are enabling us to confidently raise our full year financial outlook, which is highlighted by an expected return to top line growth in the fourth quarter, improved profitability and positive free cash flow generation. It is clear that our evolution to a brand-led, consumer-focused operating model - combined with healthy watch industry fundamentals - is positioning us to deliver long-term profitable growth and shareholder value.”

Second Quarter 2026 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $209.7 million, a decrease of 4.9% on a reported basis and 4.4% in constant currency, compared to $220.4 million in the second quarter of fiscal 2025. The sales decrease was driven by the direct to consumer channels, with our store rationalization initiatives comprising approximately 220 basis points of the sales decline in the second quarter. From a regional view in constant currency, Europe net sales decreased 18.2%, Asia increased 3.7% and the Americas increased 0.2%. Wholesale sales in constant currency increased 0.9%, while our direct to consumer sales decreased 14.6%. Within our direct to consumer channels, which include e-commerce and Fossil retail stores, comparable retail sales declined 8%. In our major product categories, traditional watch sales decreased 0.9% in constant currency in the second quarter compared to the prior year period. The leathers category decreased 31.4% and jewelry sales declined 11.3% in constant currency during the second quarter.

•Gross profit totaled $130.8 million compared to $126.7 million in the second quarter of 2025. Gross margin increased 490 basis points to 62.4% versus 57.5% in the second quarter of 2025. The year-over-year increase primarily reflects improved product margins in our core categories driven by benefits from our full price selling model, sourcing initiatives and reduced tariffs. This increase was partially offset by the accelerated timing of licensed brand minimum royalty recognition as compared to the prior year.

•Operating expenses totaled $127.6 million, an increase of 7.9% compared to $118.2 million a year ago. As a percentage of net sales, operating expenses were 60.8% in the second quarter of 2026 compared to 53.7% in the prior year second quarter. Operating expenses in the second quarter of 2026 included $3.4 million of restructuring costs, primarily related to professional services and employee costs, while operating expenses in the second quarter of 2025 included $7.3 million of restructuring costs. SG&A expenses were $123.5 million, an increase of 11.3% compared to the second quarter of 2025, primarily due to an $11 million gain on the sale of our European warehouse in the prior year second quarter. As a percentage of net sales, SG&A expenses were 58.9% in the second quarter of 2026 compared to 50.3% in the prior year second quarter.

•Operating income (loss) was $3.2 million compared to $8.5 million in the second quarter of 2025. Operating margin was 1.5% in the second quarter of 2026 compared to 3.9% in the prior year second quarter. Constant currency adjusted operating income totaled $8.6 million compared to adjusted operating income of $4.3 million in the second quarter of 2025. Constant currency adjusted operating margin was 4.1% in the second quarter of 2026 compared to adjusted operating margin of 2.0% in the prior year second quarter.

•Interest expense was $8.3 million compared to $4.3 million in the second quarter of 2025 due to increased debt issuance cost amortization, higher debt balances and increased interest rates.

•Other income (expense) was an expense of $1.8 million compared to an expense of $0.1 million in the second quarter of 2025, reflecting increased net currency losses in the second quarter of 2026 as compared to the prior year second quarter.

•Income (loss) before income taxes was $(6.9) million compared to $4.1 million in the second quarter of 2025.

•Adjusted EBITDA was $8.6 million, or 4.1% of net sales in the second quarter of 2026 and $7.0 million, or 3.2% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was an expense of $3.7 million, resulting in an effective income tax rate of (54.2)% compared to an expense of $6.2 million and an effective tax rate of 150.9% in the prior year. The effective tax rate in the second quarter of 2026 differed from the prior year second quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $10.6 million with net loss per diluted share of $0.18, which compares to net loss of $2.3 million and net loss per diluted share of $0.04 in the prior year second quarter. Adjusted net loss was $7.9 million for the second quarter with adjusted net loss per diluted share of $0.13 compared to adjusted net loss of $5.6 million with adjusted net loss per diluted share of $0.10 in the prior year second quarter.

Balance Sheet Summary

As of July 4, 2026, the Company had total liquidity of $96.6 million, including $79.0 million of cash and cash equivalents and $17.6 million of availability under its asset-based revolving credit facility ("ABL"). Inventories at the end of the second quarter of 2026 totaled $177.9 million, approximately flat compared to a year ago. Total debt was $203.0 million.

Financial Outlook

The Company is raising financial guidance for the full year 2026 to reflect the strength of year-to-date results and continuing progress under its turnaround plan.

•Worldwide net sales to decline 3% to 5%, with a return to growth in the fourth quarter
•Adjusted operating margin(1) in the range of 4% to 6%
•Positive free cash flow(2)

Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Conference Call Information

Fossil Group will host a conference call to discuss these results at 5:00 p.m. Eastern Time today, August 12, 2026. A live webcast of the conference call will be available on the investor relations section of Fossil Group’s website at https://www.fossilgroup.com/investors and will also be archived for replay.

Safe Harbor

This press release and related statements by our management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, without limitation, statements regarding our current assumptions, projections and expectations about our business, financial outlook, turnaround plan and future events. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the expectations of the company will be achieved. Words such as "estimate,” "project,” "plan,” "goal,” "believe,” "expect,” "anticipate,” "intend,” "should,” "are confident,” "will,” "could,” "outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, projections, estimates, or performance outlook, whether as a result of new information, future events, or otherwise. Factors that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. "Risk Factors” of the company’s most recent Annual Report on Form 10-K, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: increased political uncertainty; acts of war, military actions or acts of terrorism; the effect of worldwide economic conditions; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; government regulation and tariffs; risks related to the success of our turnaround plan and goals; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; the termination or non-renewal of significant license agreements; loss or shut down of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; impact of any minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; the effect of any pandemic; changes in the costs of materials and labor; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation. Readers of this press release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Media Relations:	Michael McMullan
Berns & Co.
mmcmullan@bernsandco.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
($ in millions, except per share data):	July 4, 2026	July 5, 2025	July 4, 2026	July 5, 2025
Net sales	$209.7	$220.4	$434.4	$453.7
Cost of sales	78.9	93.7	168.9	184.0
Gross profit	130.8	126.7	265.5	269.7
Gross margin	62.4%	57.5%	61.1%	59.5%
Operating expenses:
Selling, general and administrative expenses	123.5	110.9	244.0	244.8
Other long-lived asset impairments	0.7	—	0.7	0.1
Restructuring charges	3.4	7.3	5.5	23.1
Total operating expenses	$127.6	$118.2	$250.2	$268.0
Total operating expenses (% of net sales)	60.8%	53.7%	57.6%	59.1%
Operating income (loss)	3.2	8.5	15.3	1.7
Operating margin	1.5%	3.9%	3.5%	0.4%
Interest expense	8.3	4.3	16.8	8.8
Other income (expense) - net	(1.8)	(0.1)	(0.6)	(3.3)
Income (loss) before income taxes	(6.9)	4.1	(2.1)	(10.4)
Provision (benefit) for income taxes	3.7	6.2	9.2	9.6
Less: Net income attributable to noncontrolling interest	—	0.2	0.1	(0.1)
Net income (loss) attributable to Fossil Group, Inc.	$(10.6)	$(2.3)	$(11.4)	$(19.9)
Earnings per share:
Basic	$(0.18)	$(0.04)	$(0.19)	$(0.37)
Diluted	$(0.18)	$(0.04)	$(0.19)	$(0.37)
Weighted average common shares outstanding:
Basic	59.0	53.6	58.7	53.4
Diluted	59.0	53.6	58.7	53.4

Consolidated Balance Sheet Data ($ in millions):	July 4, 2026	July 5, 2025
Assets:
Cash and cash equivalents	$79.0	$109.9
Accounts receivable - net	111.2	122.2
Inventories	177.9	178.1
Other current assets	69.6	83.4
Total current assets	$437.7	$493.6
Property, plant and equipment - net	$30.8	$38.3
Operating lease right-of-use assets	120.5	122.1
Intangible and other assets - net	64.1	50.5
Total long-term assets	$215.4	$210.9
Total assets	$653.1	$704.5

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$248.4	$256.4
Short-term debt	—	13.4
Total current liabilities	$248.4	$269.8
Long-term debt	$203.0	$165.6
Long-term operating lease liabilities	106.9	111.5
Other long-term liabilities	20.8	23.7
Total long-term liabilities	$330.7	$300.8
Stockholders’ equity	74.0	133.9
Total liabilities and stockholders’ equity	$653.1	$704.5

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the
	July 4, 2026			July 5, 2025	26 weeks ended July 4, 2026			27 weeks ended July 5, 2025
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$96.7	$(0.8)	$95.9	$95.7	$193.5	$(2.6)	$190.9	$193.5
Europe	55.8	(0.8)	55.0	67.2	127.3	(6.2)	121.1	144.5
Asia	56.8	2.7	59.5	57.4	112.8	3.3	116.1	114.8
Corporate	0.4	(0.1)	0.3	0.1	0.8	—	0.8	0.9
Total net sales	$209.7	$1.0	$210.7	$220.4	$434.4	$(5.5)	$428.9	$453.7

Product categories:
Watches:
Traditional watches	$175.7	$1.2	$176.9	$178.4	$364.5	$(3.9)	$360.6	$363.1
Smartwatches	1.4	—	1.4	1.4	3.1	—	3.1	5.4
Total watches	$177.1	$1.2	$178.3	$179.8	$367.6	$(3.9)	$363.7	$368.5
Leathers	11.7	(0.1)	11.6	16.9	22.3	(0.5)	21.8	34.1
Jewelry	17.2	—	17.2	19.4	37.4	(1.1)	36.3	41.7
Other	3.7	(0.1)	3.6	4.3	7.1	—	7.1	9.4
Total net sales	$209.7	$1.0	$210.7	$220.4	$434.4	$(5.5)	$428.9	$453.7

Adjusted EBITDA, Adjusted Operating Income (Loss), Constant Currency Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share

Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt, minus interest income, gain on sale of subsidiary, gains on asset divestitures and IEEPA refund claims for tariffs incurred in the prior year. We define Adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, gains on asset divestitures and IEEPA refund claims for tariffs incurred in the prior year. We define Constant currency adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense, gains on asset divestitures and IEEPA refund claims for tariffs incurred in the prior year and excluding the effects of foreign currency exchange rate fluctuations. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, gain on sale of subsidiary, gains on asset divestitures, IEEPA refund claims for tariffs incurred in the prior year and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use these non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2025		Fiscal 2026
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$(32.1)	$(7.3)	$4.8	$(6.9)	$(41.5)
Plus:
Interest expense	4.2	7.3	8.5	8.3	28.3
Amortization and depreciation	3.3	3.3	1.8	3.0	11.4
Other long-lived asset impairments	0.5	1.0	0.1	0.7	2.3
Other non-cash charges	0.2	(0.8)	0.3	(0.6)	(0.9)
Stock-based compensation	0.6	0.5	0.7	1.6	3.4
Restructuring expense	6.8	10.7	2.0	3.4	22.9
Loss on extinguishment of debt	1.7	1.4	—	—	3.1
Less:
IEEPA tariff refund claims	—	—	3.6	—	3.6
Gain on sale of subsidiary(1)	—	—	—	0.8	0.8
Interest income	0.2	0.3	0.1	0.1	0..7
Adjusted EBITDA	$(15.0)	$15.8	$14.5	$8.6	$23.9

(1) Includes the gain on sale of our South Africa subsidiary

	Fiscal 2024		Fiscal 2025
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$(25.8)	$(25.2)	$(14.5)	$4.1	$(61.4)
Plus:
Interest expense	4.9	4.9	4.5	4.3	18.6
Amortization and depreciation	3.8	3.8	3.4	3.0	14.0
Impairment expense	1.0	0.6	—	—	1.6
Other long-lived asset impairments	—	—	0.1	—	0.1
Other non-cash charges	(0.5)	3.7	0.2	(0.5)	2.9
Stock-based compensation	0.6	0.7	0.6	0.6	2.5
Restructuring expense	4.8	28.2	15.8	7.3	56.1
Restructuring cost of sales	—	7.5	—	—	7.5
Less:
Gains on asset divestitures(1)	3.3	—	—	11.5	14.8
Interest income	1.1	1.1	1.0	0.3	3.5
Adjusted EBITDA	$(15.6)	$23.1	$9.1	$7.0	$23.6

(1) Includes the gains on sale of our European distribution center and equipment from a Swiss manufacturing facility

The following tables reconcile Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended July 4, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Gain on Sale of Subsidiary(1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$3.2	$0.7	$3.4	$—	$7.3	$1.3	$8.6
Operating margin (% of net sales)	1.5%				3.5%		4.1%
Interest expense	(8.3)	—	—	—	(8.3)
Other income (expense) - net	(1.8)	—	—	(0.8)	(2.6)
Income (loss) before income taxes	(6.9)	0.7	3.4	(0.8)	(3.6)
Provision (benefit) for income taxes	3.7	0.1	0.7	(0.2)	4.3
Net income (loss) attributable to Fossil Group, Inc.	$(10.6)	$0.6	$2.7	$(0.6)	$(7.9)
Diluted earnings (loss) per share	$(0.18)	$0.01	$0.05	$(0.01)	$(0.13)

(1) Includes the gain on sale of our South Africa subsidiary

	For the 13 Weeks Ended July 5, 2025
($ in millions, except per share data):	As Reported	Restructuring Expenses	Gains on Asset Divestitures(1)	As Adjusted
Operating income (loss)	$8.5	$7.3	$(11.5)	$4.3
Operating margin (% of net sales)	3.9%			2.0%
Interest expense	(4.3)	—	$—	(4.3)
Other income (expense) - net	—	—	—	—
Income (loss) before income taxes	4.1	7.3	(11.5)	(0.1)
Provision for income taxes	6.2	1.5	(2.4)	5.3
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(2.3)	$5.8	$(9.1)	$(5.6)
Diluted earnings (loss) per share	$(0.04)	$0.11	$(0.17)	$(0.10)

(1) Includes the gain on sale of our European distribution center and equipment from a Swiss manufacturing facility

	For the 26 Weeks Ended July 4, 2026
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	IEEPA Tariff Refund Claims	Gain on Sale of Subsidiary (1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$15.2	$0.7	$5.5	$(3.6)	$—	$17.8	$0.3	$18.1
Operating margin (% of net sales)	3.5%					4.1%		4.2%
Interest expense	(16.8)	—	—	—	—	(16.8)
Other income (expense) - net	(0.6)	—	—	—	(0.8)	(1.4)
Income (loss) before income taxes	(2.1)	0.7	5.5	(3.6)	(0.8)	(0.3)
Provision (benefit) for income taxes	9.2	0.1	1.2	(0.8)	(0.2)	9.5
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(11.4)	$0.6	$4.3	$(2.8)	$(0.6)	$(9.9)
Diluted earnings (loss) per share	$(0.19)	$0.01	$0.07	$(0.05)	$(0.01)	$(0.17)

(1) Includes the gain on sale of our South Africa subsidiary

	For the 27 Weeks Ended July 5, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Gains on Asset Divestiture(1)	As Adjusted
Operating income (loss)	$1.7	$0.1	$23.1	$(11.5)	$13.4
Operating margin (% of net sales)	0.4%				3.0%
Interest expense	(8.8)	—	—	—	(8.8)
Other income (expense) - net	(3.3)	—	—	—	(3.3)
Income (loss) before income taxes	(10.4)	0.1	23.1	(11.5)	1.3
Provision for income taxes	9.6	—	4.9	(2.4)	12.1
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(19.9)	$0.1	$18.2	$(9.1)	$(10.7)
Diluted earnings (loss) per share	$(0.37)	$—	$0.34	$(0.17)	$(0.20)

(1) Includes the gain on sale of our European distribution center and equipment from a Swiss manufacturing facility

Store Count Information

	July 5, 2025	Opened	Closed	Converted to Franchise	July 4, 2026
Americas	101	0	11	0	90
Europe	52	0	6	11	35
Asia	61	1	11	0	51
Total stores	214	1	28	11	176

END OF RELEASE